Exhibit 5.1

Lathrop & Gage LLP Building 82, Suite 1000 10851 Mastin Boulevard Overland Park, Kansas 66210-1669

July 12, 2017

US Alliance Corporation

4123 SW Gage Center Drive, Suite 240

Topeka, Kansas 66604

Attention: Jack Brier, President and Chairman

Dear Mr. Brier:

We have acted as special counsel to US Alliance Corporation, a Kansas corporation (the “Company”), in connection with Registration Statement on Form S-4 (as amended, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Act”) and regulations thereunder. The Registration Statement relates to the registration under the Act of up to 1,644,606 shares of the Company’s common stock, par value $0.10 per share (the “Shares”). In connection with Registration Statement, you have asked us to furnish the opinion set forth below.

The Shares are to be issued to the holders of the common stock of Northern Plains Capital Corporation, a North Dakota corporation (“NPCC”), in connection with that certain Agreement and Plan of Merger dated May 23, 2017, as amended on May 23, 2017 (the “Merger Agreement”), by and among the Company, NPCC, and Alliance Merger Sub, Inc., a Kansas corporation and wholly owned subsidiary of the Company (“ANDC”). Pursuant to the terms of the Merger Agreement, NPCC will be merged with and into ANDC, with ANDC surviving the merger (the “Merger”). It is anticipated that ANDC will subsequently be merged with and into the Company, with the Company surviving such subsequent merger. As consideration for the Merger, each issued and outstanding share of NPCC’s common stock will be converted automatically into the right to receive Shares, as described in the Merger Agreement and in the Registration Statement.

In rendering the opinions contained in this opinion letter, we have examined and relied upon such records, documents, instruments, certificates of public officials and certificates of officers of the Company as we have deemed appropriate, including without limitation:

(1)     the Company’s Articles of Incorporation, as filed with the Kansas Secretary of State on April 22, 2009, as amended, such Articles having been certified by an authorized officer of the Company;

CALIFORNIA	COLORADO	ILLINOIS	KANSAS	MASSACHUSETTS	MISSOURI

US Alliance Corporation

July 12, 2017

(2)     the Company’s Bylaws, as amended, such Bylaws having been certified by an authorized officer of the Company;

(3)     the Merger Agreement;

(4)     the Registration Statement;

(5)     resolutions of the Board of Directors of the Company relating to (a) the authorization and issuance of the Shares, and (b) the authorization and approval of the Merger Agreement, such resolutions having been certified by an authorized officer of the Company; and

(6)      joint resolutions of the Board of Directors and sole shareholder of ANDC relating to the authorization and issuance of the Shares, such resolutions having been certified by an authorized officer of ANDC.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile, conformed or photostatic copies, the authenticity of the originals of such latter documents, and the correctness of all statements of fact contained in all agreements, certificates and other documents examined by us. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to our opinion, on representations made by the Company and the other parties in the Merger Agreement and on information provided by, and certificates of officers of, the Company, and we have assumed that all such representations, certificates and information are true and correct as to the date of this opinion.

In making our examination of documents executed or to be executed, we have assumed that the parties thereto had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect of such documents on such parties.

We have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary. This opinion letter is given, and all statements herein are made, in the context of the foregoing

US Alliance Corporation

July 12, 2017

We have further assumed that (i) the Registration Statement and any supplements and amendments thereto will have become effective and will comply with all applicable laws (and will remain effective and in compliance at the time of issuance of any Shares thereunder, and (ii) the Company will issue and deliver the Shares in the manner contemplated by and described in the Registration Statement and the Merger Agreement. We have also assumed that the issuance of Shares contemplated by and described in the Registration Statement and Merger Agreement are consummated and that, as a result, ANDC will have received the consideration for issuance of the Shares that is described therein.

Based solely upon and in reliance on the documents and statements referred to above, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares are or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission, and if and when the Shares have been issued and paid for upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

Our opinions set forth herein are limited to the laws of the State of Kansas and the federal laws of the United States, and we do not express any opinion herein concerning any other laws.

The opinions set forth in this opinion letter are effective as of the date hereof. We express no opinions other than as herein expressly set forth, and no expansion of our opinions may be made by implication or otherwise. We do not undertake to advise you of any matter within the scope of this opinion letter which comes to our attention after the delivery of this letter and disclaim any responsibility to advise you of future changes in law or fact which may affect the above opinions.

This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Associations’ Section of Business Law, as published in 53 Business Lawyer 831 (May 1998).

This opinion letter is being furnished to the Company in connection with the filing of the Registration Statement and issuance of the Shares as described therein. This opinion letter is not to be relied upon for any other purpose or by any other person, or distributed or quoted from in whole or in part, without the express written consent of this firm.

US Alliance Corporation

July 12, 2017

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Proxy-Prospectus filed as part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules thereunder.

Very truly yours,

Lathrop & Gage LLP

/s/ Lathrop & Gage LLP